WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.

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The Lazard Funds, Inc.
Securities Purchases during an Underwriting involving
Lazard Freres & Co. LLC subject to Rule 10f-3 under the Investment Company Act of 1940.

For the period ended June 30, 1999


Portfolio:				Lazard Equity

Security:				The Goldman Sachs Group, Inc.

Date Purchased:			05/03/99

Total Shares Offered:		60,000,000

Price Per Share:			$53.00

Shares Purchased
by the Portfolio *:		28,000

Total Principal Purchased
by the Portfolio *:		$1,484,000

% of Offering Purchased
by the Portfolio:			0.05%

% of Offering Purchased
by all Portfolios
(25% Maximum*):			0.05%

Broker:				Goldman Sachs & Co.


Note: Purchases by all Portfolios in aggregate may not exceed 25% of the principal amount of the offering.

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